Exhibit 10.13

EXECUTION VERSION

[*] Certain information in this document has been omitted from this exhibit because it is both

(i) not material and (ii) would be competitively harmful if publicly disclosed.

FLUE GAS OFFTAKE AND PREFERRED PARTNER AGREEMENT

This FLUE GAS OFFTAKE AND PREFERRED PARTNER AGREEMENT (“Agreement”) is made on November 2, 2021 (the “Effective Date”) between CarbonFree Chemicals Holdings, LLC, a Delaware limited liability company (“CarbonFree”) and OPAL Fuels LLC, a Delaware limited liability company (“OPAL”). CarbonFree and OPAL are referred to herein as the “Parties.”

RECITALS

WHEREAS, OPAL is an emerging leader in the production and distribution of renewable natural gas (RNG), a proven low carbon fuel with a decades-long track record of results that has the power to rapidly decarbonize the transportation industry. OPAL captures harmful methane emissions at the source and recycles the trapped energy into a commercially viable, low-cost alternative to diesel fuel.

WHEREAS, CarbonFree is a carbon capture company that has developed patented and proprietary technologies that capture flue gases that would otherwise release carbon dioxide (“CO2”) into the earth’s atmosphere and transforms them into solid carbonate materials, including through the application of its patented SkyCycle® Technology.

WHEREAS, OPAL has RNG production facilities that produce flue gases that could be used by CarbonFree in processing plants that it constructs utilizing the SkyCycle® Technology (the “SkyCycle® Plants”);

WHEREAS, CarbonFree and OPAL have identified two initial RNG production locations to determine the feasibility of having CarbonFree construct a SkyCycle® Plant adjacent to one of such locations;

NOW THEREFORE, the Parties are entering into this Agreement to memorialize (i) the terms and conditions upon which CarbonFree will seek to design, construct and operate, at CarbonFree’s sole cost and expense, a SkyCycle® Plant to capture CO2 from flue gases that are a byproduct at the Selected Project (as defined below); to (ii) designate CarbonFree as OPAL’s preferred partner for carbon capture projects that OPAL may wish to pursue; and (iii) to designate OPAL as CarbonFree’s preferred partner for CarbonFree’s RNG requirements in Eligible Situations, if any.

WHEREAS, the Parties desire to enter into this Agreement to bind themselves to the agreements set forth herein.

AGREEMENT

NOW THEREFORE, in recognition of the foregoing, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed between and among the Parties as follows:

1. Definitions.

1.1 “Additional Potential RNG Production Location(s)” up to two additional locations that OPAL and CarbonFree may, from time to time, agree to consider as potential sites for the initial Skycycle Plant.

1.2 “CARB” means the California Air Resources Board or its successor.

1.3 “CI Score” means carbon intensity score under the LCFS Regulations.

1.4 “CO2” means carbon dioxide.

1.5 “Eligible Situations” mean circumstances in the continental United States where CarbonFree has the legal right to designate the provider of RNG in respect of any projects that CarbonFree pursues that have an RNG component, it being understood and acknowledged that CarbonFree presently has agreements with third parties pursuant to which it does not have the right to designate the RNG provider and it may enter into similar additional agreements in the future.

1.6 “Facilities Sharing Agreement” means an agreement to be negotiated between the Parties, and any necessary third parties, pursuant to which the specific responsibilities of the Parties in relation to the co-location of the SkyCycle® Plant adjacent to the Selected RNG Production Facility (as defined below) shall be set forth in detail. The Facilities Sharing Agreement shall include, among other things, appropriate indemnification provisions between the Parties.

1.7 “Initial Potential OPAL RNG Production Location(s)” means the [*].

1.8 “LCFS” or “LCFS Regulations” means the regulatory program and policies established under the California Low Carbon Fuel Standard regulation as set forth in Title 17, California Code of Regulations §95480 et seq., as may be amended from time to time.

1.9 “OPAL RNG Production Projects” means all existing and future RNG production projects that OPAL owns, develops or operates.

1.10 “QAP Provider” means the provider of a registered Quality Assurance Plan under the LCFS Regulations.

2. Determination of the Selected OPAL RNG Production Project.

2.1 Due Diligence Period.

Upon the execution of this Agreement, for a period of one hundred and eighty (180) days, the Parties will jointly undertake to determine the feasibility of the construction of a SkyCycle Plant at the Initial Potential OPAL RNG Production Project Locations (the “Initial Due Diligence Period”); provided that the parties may, by mutual written consent, elect to extend the due diligence period for an additional 180 days (the “Additional Due Diligence Period,” and together with the Initial Due Diligence Period, the “Due Diligence Period”). In the event that the Parties mutually determine that the construction of such plant at such location is commercially feasible and desirable, then the Parties will commence with their respective responsibilities as more fully set forth herein, including without limitation, as set forth in Sections 2.2 and 2.3 below, as applicable.

In the event that either of the Parties determines that the construction of such plant at either of the Initial Potential OPAL RNG Production Locations is not feasible or desirable, the Parties agree to cooperate to identify Additional Potential OPAL RNG Production Locations in order to determine feasibility of an alternative OPAL RNG Production Project upon which CarbonFree could construct such SkyCycle Plant.

2.2 CarbonFree Responsibilities.

(a) Upon conclusion of the Due Diligence Period, to the extent the Parties have jointly agreed upon a site location (the “Selected Project”) for the construction of a SkyCycle Plant, CarbonFree will commence the planning and development for the construction of a SkyCycle Plant at such location to serve the applicable OPAL RNG Production Project (the “Selected RNG Production Facility”).

(b) CarbonFree will be responsible for all costs associated with the site procurement, planning, development, construction, maintenance, and operation of the SkyCycle Plant.

(c) CarbonFree will negotiate in good faith with OPAL and necessary third parties to enter into an appropriate Facilities Sharing Agreement in connection with the construction of the SkyCycle® Plant at the Selected Project location.

(d) CarbonFree will negotiate in good faith with OPAL and necessary third parties to enter into an appropriate operations and maintenance agreement which will set forth the terms and conditions for CarbonFree to operate and maintain the SkyCycle® Plant upon completion of construction of the SkyCycle® Plant. CarbonFree acknowledges that it will be responsible for all operations and maintenance of all systems “downstream” of the Interconnection (as defined below).

(e) CarbonFree acknowledges that at all times the priority of OPAL will be to safely and efficiently operate the Selected RNG Production Facility and all cooperation and assistance from OPAL shall be subject to this priority. Further, CarbonFree shall use commercially reasonable efforts to minimize any disruptions to the operations of the Selected RNG Production Facility and shall at all times operate and maintain the SkyCycle Plant with due care and in accordance with prudent industry practices.

(f) CarbonFree acknowledges that all construction, maintenance, and operational activities of the SkyCycle® Plant for the Selected RNG Production Facility shall be subject to prior written approval by OPAL and any necessary third parties.

2.3 OPAL Responsibilities.

(a) Upon the conclusion of the Due Diligence Period, to the extent the Parties have jointly agreed upon a Selected Project, OPAL will use commercially reasonable efforts to assist CarbonFree in procuring access to the land upon which to locate the SkyCycle Plant® at the Selected Project location. CarbonFree acknowledges that OPAL will serve as the lead negotiator in this process in order to minimize any disruption with OPAL’s operations or its relationship with host of the Selected RNG Production Facility.

(b) Opal will use commercially reasonable efforts to assist CarbonFree in connection with the procurement of all temporary and permanent easements required by CarbonFree to access and utilize the SkyCycle Plant (it being understood that the area required for the construction and operation of the plant shall be approximately [*]).

(c) OPAL acknowledges that it will not charge any fees for assisting CarbonFree in accordance with this Agreement and agrees that it will obtain prior written approval from CarbonFree prior to incurring out-of-pocket expenses that would be reimbursable by CarbonFree.

(d) OPAL acknowledges that it will assist CarbonFree with engineering support and process integration and optimization that is necessary for the design and construction of the flue gas pipeline interconnection system (the “Interconnection”) to supply flue gases from the Selected RNG Production Facility to the SkyCycle Plant.

(e) Promptly after the execution of this Agreement, OPAL will provide CarbonFree with all available historical data analyzing flue gas (including its flow rates, volume, chemical composition and all other data reasonably available or requested by CarbonFree) from the Selected RNG Production Facility.

(f) On an ongoing basis throughout the term of this Agreement, OPAL will provide CarbonFree with all available data analyzing flue gas (including its flow rates, volume, chemical composition and all other data reasonably available or requested by CarbonFree) from the Selected RNG Production Facility and will use reasonable commercial efforts to cause Selected RNG Production Facility to make agreed upon volumes of flue gas available to the SkyCycle Plant for treatment, provided, however, OPAL shall not provide Carbonfree any warranty as to the quality or quantity of flue gas from the Selected RNG Production Facility.

(g) OPAL will negotiate in good faith with CarbonFree and necessary third parties to enter into an appropriate Facilities Sharing Agreement in connection with the construction of the SkyCycle® Plant for the Selected RNG Production Facility.

3. Consideration.

3.1 For the duration of the operation of the SkyCycle Plant for the Selected RNG Production Facility, CarbonFree shall be entitled to retain all payments and revenue generated by the SkyCycle Plant (i) from the sale of any minerals, hydrochloric acid and/or any other compounds or products produced by such plan, (ii) as a result of carbon credit payments pursuant to Section 45Q of the Internal Revenue Code, as the same may be amended, updated or replaced from time to time, and (iii) from other federal, state or location entities for which CarbonFree may be eligible under any existing or future legislation in respect of the carbon captured by the SkyCycle Plant.

3.2 To the extent that the CI Score for the RNG produced by the Selected RNG Production Facility is improved by the utilized of the SkyCycle Plant, the value of any improvement in such CI Score shall be shared by the Parties as follows: [*]% of the value of any such improvement shall be paid to OPAL, [*]% of the value of any such improvement shall be paid to CarbonFree. In addition to the foregoing at any time during the Term hereof, in the event that any other jurisdiction passes legislation that provides for carbon intensity scoring in a manner similar to the LCFS Regulations for which the RNG produced by the Selected RNG Production Facility is eligible, the Parties agree to share the amount of any improvement in the CI Score resulting from the SkyCycle Plant in the same amounts as set forth in the immediately preceding sentence. In order to determine the value of the improvement in CI Score, the Parties agree to use a mutually acceptable QAP Provider to calculate such amount. OPAL makes no warranty or guaranty with respect to whether RNG from the Selected RNG Production Facility will qualify for, or generate any credits under, the LCFS Regulations or similar Federal or state regulations.

4. Preferred Partner Status.

4.1 CarbonFree will be the preferred provider of carbon capture technology for OPAL and OPAL shall offer CarbonFree the opportunity to submit a proposal to supply carbon capture technologies at each OPAL RNG project where OPAL seeks to utilize such technology, to the extent commercially feasible.

4.2 OPAL will be the preferred provider of RNG to CarbonFree for Eligible Situations and CarbonFree shall offer OPAL the opportunity to submit a proposal to dispense or otherwise supply RNG to CarbonFree in connection with such Eligible Situations.

5. Representations and Warranties. Each Party hereby makes the following representations and warranties to the other as of the Effective Date:

5.1 Organization, Good Standing and Authority. Each Party is a limited liability company duly organized, validly existing and in good standing under the laws of the state of such Party’s formation, and qualified to do business in all states in which qualification is so required for such Party to do business. Each Party has full right, power and authority to enter into and perform its obligations under this Agreement, to which such Party is a party. This Agreement has been duly authorized, executed and delivered by each Party, and this Agreement constitutes the legal, valid and binding obligations of each Party, enforceable against such Party, in accordance with its terms.

5.2 Compliance; No Conflicts. The execution, delivery and performance of this Agreement by each Party does not violate, conflict with, or constitute a default under (either alone or with the giving of notice and/or the passage of time), any statute, ordinance, law, rule regulation, or other of any governmental entity (collectively, “Law), any agreement to which such Party is a party or any other legal obligation of such Party; and neither Party requires the consent or authorization of any party, entity or agency in connection with the execution, delivery and performance of its obligations under this Agreement.

6. [Reserved.]

7. Confidentiality.

7.1 The Parties acknowledge that, in the course of their negotiations under this Agreement, it may be necessary for the Parties to provide documentation, technical and business information and/or intellectual property, in whatever form recorded (collectively, “Confidential Information”), to each other. All Confidential Information provided or disclosed by any party to the other parties hereunder shall remain the property of the disclosing Party, and shall be held in strict confidence by the receiving party, unless the furnishing party otherwise consents in writing or unless disclosure of such Confidential Information is required by the applicable laws. Confidential Information furnished by any Party hereunder (a) shall not be reproduced or copied, in whole or in part, by the receiving Party except for use as specifically authorized by this Agreement; (b) shall, together with any copies thereof, be returned to the disclosing party, or at the request of the disclosing party, destroyed, when no longer needed for purposes of this Agreement or at the request of the disclosing Party; and (c) shall only be disclosed by the receiving party to its employees, attorneys, accountants and other professional advisors (“Representatives”) who have a need to know such Confidential Information in connection with the performance of this Agreement; and who have agreed to comply with the confidentiality obligations set forth herein, and provided that the receiving party is responsible to ay breach of confidentiality by its Representatives; (d) If required to be disclosed by law, provided, however, that receiving party gives disclosing party prompt notice thereof and shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all efforts required to obtain confidential treatment for such information.

7.2 No license or other right of use except as specifically set forth herein is granted to by either Party to the other Party hereunder by the disclosure of any Confidential Information hereunder.

7.3 Each Party agrees that it will use the Confidential Information of the other Party solely for the in connection with the Project and the evaluation, negotiation and possible consummation thereof and for no other purpose.

7.4 Each Party shall retain complete ownership of its technical information and intellectual property rights, including without limitation any an all patented technology and know how related thereto that were in its possession or owned by such Party prior to the execution of this Agreement.

8. Term and Termination.

8.1 Term. Except as otherwise expressly set forth herein, including as set forth in Section 2.1, this Agreement shall terminate and the obligations hereunder shall be deemed completed upon the later of (i) the second anniversary of the Effective Date, or (ii) such other date as the Party’s may mutually agree in writing in the event that the Parties determine to pursue other projects similar to those described herein.

9. Miscellaneous.

9.1 This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

9.2 This Agreement and all controversies arising from or relating to performance under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to such state’s rules concerning conflicts of laws that might provide for any other choice of law.

9.3 This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Neither Party may transfer, assign or delegate and of their rights or obligations hereunder without the other Party’s prior written consent.

9.4 This Agreement may be waived, amended or modified only by an instrument in writing signed by the party against which such waiver, amendment or modification is sought to be enforced.

9.5 This Agreement may be executed in counterparts, each of which together shall be considered a single document. Delivery of executed signature pages by facsimile or electronic transmission will constitute effective delivery.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written above.

CARBONFREE CHEMICALS HOLDINGS, LLC

/s/ Martin Keighley
By:	Martin Keighley
Title:	/s/ Martin Keighley

OPAL FUELS LLC

/s/ Jonathan Maurer
By:	Jonathan Maurer
Title:	Co-Chief Executive Officer